UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )
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WORLD ENERGY SOLUTIONS, INC.

(Name of Registrant as Specified In Its Charter)

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World Energy Solutions, Inc.
April 16, 2010
Dear Stockholder:
We cordially invite you to attend our 2010 Annual Meeting of Stockholders, which will be held on Thursday, May 20, 2010 at 10:00 a.m. at The Hilton Garden Inn, 35 Major Taylor Boulevard, Worcester, Massachusetts 01608.
On the pages following this letter you will find the notice of our 2010 Annual Meeting, which lists the business matters to be considered at the meeting, and the proxy statement, which describes the matters listed in the notice. We have also enclosed your proxy card and our annual report for the year ended December 31, 2009.
Your support of our efforts is important to the other directors and to me regardless of the number of shares you own. I hope you will vote as soon as possible. If you are a stockholder of record, you may vote by completing, signing and mailing the enclosed proxy card in the envelope provided. If your shares are held in “street name” — that is, held for your account by a broker or other nominee — you will receive instructions from the holder of record that you must follow for your shares to be voted.
Following completion of the scheduled business at the 2010 Annual Meeting, we will review our business and answer questions from stockholders. We hope that you will be able to join us on May 20th.
Sincerely,
/s/ Richard Domaleski
RICHARD M. DOMALESKI
Chief Executive Officer

WORLD ENERGY SOLUTIONS, INC.
446 Main Street
Worcester, MA 01608

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 20, 2010

To the Stockholders of
World Energy Solutions, Inc.
Notice is hereby given that the 2010 Annual Meeting of Stockholders of World Energy Solutions, Inc., a Delaware corporation, will be held at The Hilton Garden Inn, 35 Major Taylor Boulevard, Worcester, Massachusetts 01608, on Thursday, May 20, 2010, at 10:00 a.m., local time, for the following purposes:
1.	To elect two Class I directors to our Board of Directors, to hold office until our 2013 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified;
2.	To consider and approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 15,000,000 to 30,000,000.
The stockholders will also consider and act upon any other matters that may properly come before the Annual Meeting.
Only stockholders of record at the close of business on April 1, 2010 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.
By Order of the Board of Directors
/s/ James Parslow
JAMES PARSLOW
Secretary
Worcester, Massachusetts
April 16, 2010

WORLD ENERGY SOLUTIONS, INC.

ANNUAL MEETING OF STOCKHOLDERS
April 16, 2010
PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of World Energy Solutions, Inc. for use at our 2010 Annual Meeting of Stockholders to be held on Thursday, May 20, 2010 at 10:00 a.m., local time, at The Hilton Garden Inn, 35 Major Taylor Boulevard, Worcester, Massachusetts 01608 and at any adjournment or postponement of the Annual Meeting.
We are mailing this proxy statement and the enclosed proxy on or about April 16, 2010 to our stockholders of record as of April 1, 2010. We are also mailing our Annual Report for the fiscal year ended December 31, 2009 to such stockholders concurrently with this proxy statement. We will furnish, upon written request of any stockholder and the payment of an appropriate processing fee, copies of the exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Please address all such requests to James Parslow, Secretary, World Energy Solutions, Inc., 446 Main Street, Worcester, MA 01608.
Only stockholders of record at the close of business on April 1, 2010 are entitled to receive notice of and to vote at the Annual Meeting. Each share of our common stock, par value $0.0001 per share, outstanding on the record date is entitled to one vote. As of the close of business on April 1, 2010, there were outstanding and entitled to vote 9,078,472 shares of common stock including 29,315 shares of outstanding restricted stock that are not vested. Our reverse stock split was completed on a one for ten basis effective March 27, 2009, so that every ten shares outstanding as of that date is equal to one share.
If your shares are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your voting instruction form.
The presence, in person or by proxy, of outstanding shares of common stock representing one-third of the total votes entitled to be cast is necessary to constitute a quorum for the transaction of business at our Annual Meeting. Shares that reflect abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.
The two nominees for director receiving the highest number of votes “FOR” election will be elected as directors. You may vote for the director nominees or withhold your vote from any one or more of the director nominees. Votes that are withheld and broker non-votes will not be included in the vote tally for the election of directors and will have no effect on the results of the vote.
Authorizing an amendment to our Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Abstentions and broker non-votes will have the effect of a vote “AGAINST” the proposed amendment to our Certificate of Incorporation.
None of the matters described above to be acted upon at our Annual Meeting will result in rights of appraisal by stockholders or similar dissenters’ rights.
Shares represented by duly executed proxies received by us and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If no instructions are given, properly executed proxies will be voted “FOR” the election of the nominees named herein for director, and “FOR” the authorization of the Board of Directors of the Company to amend our Certificate of Incorporation to increase the number of authorized shares of common stock from 15,000,000 to 30,000,000.

You may revoke your proxy at any time before it is voted on any matter by (1) giving written notice of such revocation to the Secretary of the Company at the address set forth below, (2) signing and duly delivering a proxy bearing a later date, or (3) attending our Annual Meeting and voting in person. Your attendance at our Annual Meeting will not, by itself, revoke your previously submitted proxy. If you are not a record holder of your shares, you may only revoke your proxy in accordance with the instructions provided to you by your bank or brokerage firm.
We will bear the expenses of preparing, printing and assembling the materials used in the solicitation of proxies. In addition to the solicitation of proxies by use of the mail, we may also use the services of some of our officers and employees (who will receive no compensation for such services in addition to their regular salaries) to solicit proxies personally and by telephone and email. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to the beneficial owners of shares held of record by them and we may be required to reimburse them for their reasonable expenses.
Our management does not know of any business other than the matters set forth in the Notice of Annual Meeting of Stockholders and described above that will be presented for consideration at the Annual Meeting. If any other business should properly come before the Annual Meeting, the persons named as proxies will vote the proxies, insofar as the proxies are not limited to the contrary, in regard to such other matters, as seems to them to be in the best interest of the Company and its stockholders. Each of the persons appointed by the enclosed form of proxy present and acting at the meeting, in person or by substitution, may exercise all of the powers and authority of the proxies in accordance with their judgment.
Our principal executive offices are located at 446 Main Street, Worcester, Massachusetts 01608.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board of Directors (the “Board”) is divided into three classes. Following this annual meeting we expect there will be two Directors in Class I, two Directors in Class II and one Director in Class III. Directors serve for three-year terms with one class of Director being elected by the Company’s stockholders at each Annual Meeting.
At the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated Mr. Thad Wolfe and Mr. Patrick Bischoff for re-election. Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the re-election of Mr. Wolfe and Mr. Bischoff as directors. If elected, each nominee will serve until our 2013 Annual Meeting of Stockholders and until such director’s successor has been duly elected and qualified. Management does not contemplate that any of the nominees will be unable to serve, but in that event, proxies solicited hereby may be voted for a substitute nominee designated by our Board or our Board may choose to reduce the number of directors serving on the Board.
Our Board of Directors recommends that stockholders vote “FOR” the election of the nominees as directors of World Energy Solutions, Inc.
INFORMATION AS TO DIRECTORS
Set forth below is the name and age of each member of our Board of Directors, including the nominees for director, his principal occupation for at least the past five years, the year each became a member of our Board of Directors and certain other information. The information is current as of February 28, 2010.

Name	Age	Present Principal Employment and Prior Business Experience	Director Since

Class I Directors: Term expires at 2010 Annual Meeting of Stockholders

Thad Wolfe	67	Since September 2008, Mr. Wolfe has been the owner of Polaris Results LLC and an independent contractor working primarily with QinetiQ-North America, and Thomas Group, Inc. Prior to that, Mr. Wolfe worked full-time as Air Force Practice Leader with the Thomas Group, Inc., a professional services firm. From 1999 to February 2007, Mr. Wolfe was employed with SAIC in various roles, including as a business unit general manager and as account manager for the North American Aerospace Defense Command (NORAD) and United States Northern Command (USNORTHCOM). Mr. Wolfe served over 31 years in the United States Air Force, retiring in 1996 as a Lieutenant General. Mr. Wolfe is the uncle of Mr. Domaleski. Mr. Wolfe’s strong background in government business, long military career, work in public service, and experience at SAIC assisted the Company in reaching the conclusion that Mr. Wolfe should serve as a director.	2007

Patrick Bischoff	41	Since the fall of 2007 to the present, Mr. Bischoff has been the Managing Director and founder of Luminor Ventures, Inc., a consulting and angel investment firm. Since April 2001 to the present, Mr. Bischoff has been the Managing Director and founder of Spinnaker Ventures LLC, an investment company owned by a trust for the benefit of Mr. Bischoff’s children, which makes venture capital investments. Mr. Bischoff served as Managing Director, Electronic Products, for Crocodiles not Waterlillies LLC, a children’s media and entertainment company from August 2004 until December 2005. From August 2002 to April 2003, he was a senior partner of Esotera Group Inc., a human capital consulting and research company. Mr. Bischoff co-founded Saba Software Inc. in 1996 and held various positions with the company through 2001. Mr. Bischoff’s experience in founding and creating technology start-up companies assisted the Company in reaching the conclusion that Mr. Bischoff should serve as a director.	2004

Name	Age	Present Principal Employment and Prior Business Experience	Director Since

Class II Directors: Term expires at 2011 Annual Meeting of Stockholders

Edward Libbey	63	From October 2006 to present, Dr. Libbey has been the co-owner and principal of Edward Libbey Consultants Limited, an energy advisory and recruitment consulting firm. Prior to that, Dr. Libbey worked with KMC International where he had been a consultant from April 2003 to July 2006, and prior thereto was a consultant with Preng & Associates from May 1999 to April 2003. Dr. Libbey also worked at British Petroleum for over 20 years in senior management roles in supply, logistics and oil trading in the USA, UK and continental Europe. Dr. Libbey is currently the chairman of our Board of Directors. Dr. Libbey’s vast experience in the field of energy and financial expertise assisted the Company in reaching the conclusion that Dr. Libbey should serve as a director.	1999

John Wellard	63	From March 1996 to April 2005, Mr. Wellard was employed with Union Gas Limited in various capacities, including as its President from May 2003 to December 2004. He also served Union Gas Limited at various times as a Senior Vice President of Sales and Marketing & Business Development, Vice President of Sales and Marketing, Senior Vice President of Asset Management and Vice President of Operations. Mr. Wellard’s significant experience in the field of energy assisted the Company in reaching the conclusion that Mr. Wellard should serve as a director.	2006

Class III Director: Term expires at 2012 Annual Meeting of Stockholders

Richard Domaleski	40	Mr. Domaleski has served as our Chief Executive Officer since 1999, and as our President from 1999 to 2007. Mr. Domaleski is responsible for our strategic vision and sales execution. In 1996, Mr. Domaleski co-founded our predecessor business, Oceanside Energy, Inc., which was one of the first reverse auction businesses to take advantage of utility deregulation and one of the first aggregators to be granted a FERC tariff, and which became our wholly-owned subsidiary in 2000. Mr. Domaleski is the nephew of Mr. Wolfe. Mr. Domaleski’s role as founder of the Company and pioneering work in the online energy procurement field assisted the Company in reaching the conclusion that Mr. Domaleski should serve as a director.	1999

DIRECTOR COMPENSATION
Members of our Board of Directors who were employees of World Energy received no compensation for their service as directors. In 2009, each of our non-employee directors was compensated for their service as directors, and in 2010, each of our non-employee directors will be compensated for their service as directors as follows:

	2009 ($)	2010 ($)

Annual retainer	15,000	15,000

Regularly scheduled Board meetings attended in person	1,500	1,500

Regularly scheduled committee meetings attended in person	1,500	1,500
For 2010, each such director was provided the irrevocable option, at his sole election, to be compensated for all or a portion of his annual retainer and/or fee for in-person attendance at regularly scheduled Board and committee meetings in an equivalent dollar value of shares of common stock in lieu of cash, provided that such election was made prior to December 31, 2009. Mr. Wolfe and Mr. Wellard have elected to be paid 100% of their annual retainer in common stock of the Company, and Dr. Libbey has elected to be paid 33.33% of his annual retainer in common stock of the Company. None of the directors elected to take any portion of the fee for in-person attendance at regularly scheduled meetings in shares of common stock. On the date of the regularly scheduled Board meetings we set the price of the common stock to equal the current day’s closing price of our common stock on the NASDAQ Capital Market.
Directors do not receive any additional compensation for participation in meetings held by telephone conference call. We reimburse non-employee directors for reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings and for fees and reasonable out-of-pocket expenses for their attendance at director education seminars and programs they attend at the request of the Board.
The following table contains information on compensation earned by the non-employee members of our Board of Directors during the fiscal year ended December 31, 2009.
2009 DIRECTOR COMPENSATION

	Fees Earned or
	Paid in	Stock Awards	Option Awards	All Other
Name(1)	Cash ($)	($)(2)	($)(3)	Compensation ($)		Total ($)
John Wellard	13,500	15,000	—	—		28,500
Edward Libbey	18,500	10,000	—	—		28,500
Patrick Bischoff	21,000	—	—	17,250	(4)	38,250
Thad Wolfe	—	28,500	—	—		28,500

(1)	Richard Domaleski, one of our directors, is also our Chief Executive Officer and a named executive officer. Mr. Domaleski does not receive any additional compensation as a director. See “Summary Compensation Table” below for disclosure relating to his compensation.

(2)	Amounts include stock received in lieu of cash for annual retainers and/or fees for in-person meeting attendance. There were no restricted stock awards granted to directors in 2009, and, with respect to stock awards, no dollar amounts were recognized for financial statement reporting purposes for the year ended December 31, 2009 in accordance with guidance from the Financial Accounting Standards Board (“FASB”).

(3)	There were no stock options granted to our non-employee directors during 2009, and with respect to stock options, no dollar amounts were recognized for financial statement reporting purposes for the year ended December 31, 2009. At December 31, 2009, Dr. Libbey held stock options to purchase 30,000 shares of our common stock at an exercise price of $0.25 per share. These options were granted in 2003 and were fully vested prior to 2008. There were no other stock options held by non-employee directors.

(4)	This figure represents consulting fees paid by the Company to Mr. Bischoff.

CORPORATE GOVERNANCE
Our Commitment to Good Corporate Governance
We believe that good corporate governance and an environment of the highest ethical standards are important for us to achieve business success and to create value for our stockholders. Our Board is committed to high governance standards and continually works to improve them. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities on corporate governance and other public companies. We also review guidance and interpretations provided from time to time by the Securities and Exchange Commission, or the SEC, The NASDAQ Stock Market (“NASDAQ”), and under Canadian rules and consider changes to our corporate governance policies and practices in light of such guidance and interpretations.
Role of Our Board of Directors
Our Board monitors overall corporate performance and the integrity of our financial controls and legal compliance procedures, seeking the opinions of independent auditors and legal counsel as appropriate. It elects our chief executive officer who serves at the discretion of the Board. The Board may appoint other executive officers from time to time as it deems appropriate. There are no family relationships among any of our directors or officers except as noted above.
Members of our Board keep informed about our business through discussions with our chief executive officer and other members of our senior management team, by reviewing materials provided to them on a regular basis and in preparation for Board and committee meetings, by participating in meetings of the Board and its committees, and by making other inquiries as they consider appropriate from time to time. In addition, we hold periodic meetings between members of executive management and the Board, during which members of the executive management team provide reviews of various aspects of our business operations and discuss our strategy with respect to such operations.
Our Board met five times during 2009. During 2009, each director attended all of the meetings of the Board and all committees of the Board on which the director served.
Performance of Our Board
Our Board considers it important to continually evaluate and improve its effectiveness and that of its committees. Our Board and each of its standing committees conduct annual self-evaluations. The Corporate Governance and Nominating Committee oversees our Board’s self-evaluation process. The results of each committee’s annual self-evaluation are reported to the full Board.
Business Ethics and Compliance
We have adopted a Code of Business Conduct and Ethics applicable to all officers, employees and Board members. The Code of Business Conduct and Ethics is posted in the “Investor Relations” section of our website at www.worldenergy.com, and a print copy will be made available free of charge on written request to James Parslow, Secretary, World Energy Solutions, Inc., 446 Main Street, Worcester, MA 01608. Any amendments to, or waivers of, the Code of Business Conduct and Ethics which apply to our Chief Executive Officer, Chief Financial Officer or any person performing similar functions will be disclosed on our website promptly following the date of such amendment or waiver.
Independence of Non-Employee Directors
SEC rules require that a majority of our Board be independent as defined under the rules of a United States national securities exchange. The Company’s shares of common stock are listed on the NASDAQ Capital Market and the Toronto Stock Exchange.

The NASDAQ Capital Market defines “independent director” as a person other than an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, a director is not independent if: (a) a director who is, or at any time during the past three years was, employed by the Company; (b) a director who accepted or who has a family member who accepted any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following: (i) compensation for Board or Board committee service; (ii) compensation paid to a family member who is an employee (other than an executive officer) of the Company; or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation; (c) a director who is a family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer; (d) a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following: (i) payments arising solely from investments in the Company’s securities; or (ii) payments under non-discretionary charitable contribution matching programs; (e) a director of the Company who is, or has a family member who is, employed as an Executive Officer of another entity where at any time during the past three years any of the executive officers of the Company serve on the compensation committee of such other entity; or (f) a director who is, or has a family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years. For purposes of this rule, “Family Member” means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.
Pursuant to Canadian securities laws, Canadian reporting issuers are required to have a majority of independent directors. The Canadian securities laws generally provide that a director will not be independent unless such director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). A material relationship is a relationship which could in the view of the Board of Directors, be reasonably expected to interfere with the exercise of a member’s independent judgment. In addition, a director is not independent if (a) the director is, or has been within the last three years, employed by us, is, or an immediate family member is, or has been within the last three years, one of our executive officers, (b) the director, or a member of the director’s immediate family, who is employed as an executive officer has received during any twelve-month period within the last three years more than C$75,000 (approx. US$60,000) in direct compensation from us other than director and committee fees and pension or other deferred compensation, (c) the director or an immediate family member is a current partner of a firm that is our internal or external auditor, the director is a current employee of such a firm, the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance practice, or the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time, (d) the director or a member of the director’s immediate family is, or has been within the last three years, employed as an executive officer of another company where one of our executive officers at the same time serves or served on the compensation committee of such company.
Our Board has reviewed all relationships between World Energy and each non-employee director to determine compliance with the Canadian and United States securities laws described above and to evaluate whether there are any other facts or circumstances that might impair a director’s independence. As part of its review of Mr. Bischoff’s independence, the Board considered the prior consulting arrangement between World Energy and Mr. Bischoff and determined it constituted a material relationship that could affect Mr. Bischoff’s independence. Based on its review, the Board determined that Dr. Libbey, Mr. Wellard and Mr. Wolfe are independent directors.
Accordingly, our Board has determined that a majority of its members are “independent” as that term is defined under the applicable SEC, NASDAQ, and Canadian rules.
Communications with the Board
Our Board welcomes the submission of any comments or concerns from stockholders and any interested parties. Communications should be in writing and addressed to James Parslow, Secretary, World Energy Solutions, Inc., 446 Main Street, Worcester, MA 01608 and marked to the attention of the Board or any of its committees, individual directors or non-management directors as a group. All correspondence will be forwarded to the intended recipient(s).
Annual Meeting Attendance
Directors are encouraged to attend our annual meetings of stockholders. Each director attended the 2009 Annual Meeting of Stockholders.

Committees of the Board
Our Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Each committee is composed solely of directors determined by the Board to be independent under the applicable rules of the SEC, NASDAQ, and Canadian laws, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934. The Board has adopted a written charter for each standing committee. You may find copies of the charters of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee in the “Investor Relations” section of our website at www.worldenergy.com, and print copies will be made available free of charge on written request to James Parslow, Secretary, World Energy Solutions, Inc., 446 Main Street, Worcester, MA 01608. The Board also may appoint from time to time ad hoc committees to address specific matters.
Audit Committee. The members of our Audit Committee are Messrs. Libbey, Wellard and Wolfe, all of whom are independent. Dr. Libbey is our audit committee financial expert. The Audit Committee met five times in 2009. The Audit Committee is responsible for assisting the Board in fulfilling its responsibilities for oversight of our accounting and financial reporting processes and audits of our financial statements. The Audit Committee will, among other things, independently monitor our financial reporting process and internal control systems, review our financial statements to ensure their quality, integrity and compliance with accounting standards, ensure the adequacy of procedures related to such review and oversee the work of our external auditors. The Audit Committee is separately designated and established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.
Compensation Committee. The members of our Compensation Committee are Messrs. Libbey, Wellard and Wolfe. The Compensation Committee met four times in 2009. The Compensation Committee is responsible for overseeing the discharge of the Board’s responsibilities related to compensation of our directors, executive officers and senior management. The Compensation Committee will, among other things, review the adequacy of compensation, review and approve corporate goals and objectives relevant to compensation and make recommendations regarding compensation of the Chief Executive Officer and our other directors and officers. The Compensation Committee will assess all aspects of compensation including salaries, bonuses, long-term incentive compensation and other performance based incentives, taking into account industry comparables to ensure that compensation is fair and reasonable. Neither the Company nor the Compensation Committee engaged any compensation consultant for assistance in determining or recommending the amount or form of executive or director compensation.
The Compensation Committee has implemented an annual performance review program for our executives, under which annual performance goals are determined and set forth in writing at the beginning of each calendar year for the Company as a whole, each corporate department and each executive. Annual corporate goals are proposed by management and considered for approval by the Board of Directors at the end of each calendar year for the following year. Annual department and individual goals focus on contributions that facilitate the achievement of the corporate goals and are set during the first quarter of each calendar year. Department goals are proposed by each department head and approved by the President & Chief Operating Officer. Senior executive goals are discussed with the Chief Executive Officer and considered for approval by the Compensation Committee. Annual salary increases, annual bonuses, and any stock awards granted to our executives are tied to the achievement of these corporate, department and individual performance goals. The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation.
Corporate Governance and Nominating Committee. The members of our Corporate Governance and Nominating Committee are Messrs. Libbey, Wellard and Wolfe. The Corporate Governance and Nominating Committee met once in 2009. The Corporate Governance and Nominating Committee is responsible for assisting the Board in discharging its responsibilities related to corporate governance practices and the nomination of directors. The Corporate Governance and Nominating Committee will, among other things, develop our corporate governance practices, recommend procedures to assist the Board in functioning cohesively and effectively, supervise our securities compliance procedures and have the authority to engage outside advisors where necessary. This committee is also responsible for recommending to the Board director nominees to be elected at stockholder meetings, taking into consideration the appropriate size of the Board, the competencies and skills required and whether each nominee can sufficiently fulfill his or her duties as a member of the Board.
The Corporate Governance and Nominating Committee will consider for nomination to the Board candidates recommended by stockholders. Recommendations should be sent to the Corporate Governance and Nominating Committee, c/o James Parslow, Secretary, World Energy Solutions, Inc., 446 Main Street, Worcester, MA 01608. The deadline for making recommendations of director nominees for possible inclusion in our proxy statement for our 2011 Annual Meeting of Shareholders is described below under “Stockholder Proposals.” Recommendations must be in writing and must contain the information set forth in the Company’s By-Laws. The minimum qualifications and specific qualities and skills required for a nominee for director are that the nominee shall have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment, and shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders. In addition to considering candidates suggested by stockholders, the Corporate Governance and Nominating Committee may consider potential candidates suggested by current directors, Company officers, employees, third-party search firms and others. The Corporate Governance and Nominating Committee screens all potential candidates in the same manner regardless of the source of the recommendation. The Corporate Governance and Nominating Committee determines whether the candidate meets our minimum qualifications and specific qualities and skills for directors and whether requesting additional information or an initial screening interview is appropriate.

Board Leadership Structure and Role in Risk Oversight
Our CEO, Richard Domaleski, also serves as a director. Dr. Libbey, one of our independent directors, serves as the Company’s Chairman of the Board, and oversees a five member board, a majority of which are independent. The Chairman leads Board meetings and encourages all members of the Board to fully participate in meetings. The Company has determined that the current structure is appropriate.
PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding the beneficial ownership of our common stock as of February 28, 2010, by:
•	each person or entity known by us to own beneficially more than 5% of either class of our common stock;
•	each of our directors and director nominees;
•	each of the executive officers named in the summary compensation table; and
•	all of our directors and executive officers as a group.
In accordance with SEC rules, we have included in the number of shares beneficially owned by each stockholder all shares over which such stockholder has sole or shared voting or investment power, and we have included all shares that the stockholder has the right to acquire within 60 days after February 28, 2010 through the exercise of stock options or any other right. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to shares beneficially owned by that stockholder. For purposes of determining the equity and voting percentages for each stockholder, any shares that such stockholder has the right to acquire within 60 days after February 28, 2010 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of determining the percentages for any other stockholder.

	Amount and Nature
	of Beneficial		Percentage of Shares
Name of Beneficial Owner (1)	Ownership		Beneficially Owned (2)

Richard Domaleski / Roman Holdings Trust / RD Holdings	1,910,500	(3)	21.0%
Winslow Management Company LLC	1,010,738	(4)	11.1%
Royce & Associates	738,220	(5)	8.1%
Manulife Financial Corporation/Elliot & Page Limited	550,137	(6)	6.1%
Philip Adams	225,000		2.5%
Edward Libbey	193,129	(7)	2.1%
Patrick Bischoff	84,933	(8)	*
James Parslow	61,131	(9)	*
Thad Wolfe	9,697		*
John Wellard	5,656		*
Eric Alam	2,070	(10)	*
All executive officers and directors (8 persons)	2,492,116	(11)	27.2%

*	Represents less than 1%

(1)	The address of each stockholder in the table is c/o World Energy Solutions, Inc., 446 Main Street, Worcester, Massachusetts 01608, except that the address of Roman Holdings Trust is 2935 Barrymore Court, Orlando, FL 32835, RD Holdings is c/o Callister Nebeker & McCullough, Parkview Plaza 1, 2180 South East 1300 Suite 600, Salt Lake City, UT 84106, Winslow Management Company LLC is 99 High Street, 12th Floor, Boston, MA 02110, Manulife Financial Corporation/Elliot & Page Limited is 200 Bloor Street East, Toronto, Ontario, Canada M4W 1E5, and Royce & Associates is 1414 Avenue of the Americas, New York, NY 10019.

(2)	The number of shares and percentages has been determined as of February 28, 2010 in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. At that date, a total of 9,080,261 shares of common stock were issued and outstanding, which includes 33,488 shares of restricted stock that are outstanding and not yet vested.

(3)	Consists of 485,500 shares held in the name of Mr. Domaleski, 475,000 shares held by Dana Domaleski and David T. Bunker, as co-trustees of the Roman Holdings Trust, of which Mr. Domaleski is the principal beneficiary, and 950,000 shares held by RD Holdings. Mrs. Domaleski and Mr. Bunker, as co-trustees, share voting and investment power with respect to the shares held by the Roman Holdings Trust. The trustees disclaim beneficial ownership of these shares. These shares are also pledged as collateral for a line of credit that Mr. Domaleski has with his financial institution.

(4)	The amount shown and the following information are based on a Schedule 13G/A filed with the SEC on March 31, 2010 by Winslow Management Company, LLC.

(5)	The amount shown and the following information are based on a Schedule 13G/A filed with the SEC on January 26, 2010 by Royce & Associates, LLC.

(6)	The amount shown and the following information are based on a Schedule 13G/A filed with the SEC on February 10, 2010 by Manulife Financial Corporation and its indirect, wholly-owned subsidiary, Elliott & Page Limited.

(7)	Includes 70,300 shares of common stock held in the name of Dr. Libbey’s wife, and 30,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 28, 2010.

(8)	Consists of shares held by Spinnaker Ventures LLC, of which Mr. Bischoff is the managing director and over which he holds voting and investment power. Spinnaker Ventures LLC is owned by Bischoff Alaska LLC. Mr. Bischoff’s children are the beneficiaries of the trust. Mr. Bischoff disclaims beneficial ownership of these shares and is not a trustee of the Bischoff Alaska Irrevocable Trust and holds no voting or investment power.

(9)	Consists of 53,443 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2010.

(10)	Mr. Alam is no longer an executive officer of the Company.

(11)	Includes 83,443 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2010.

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy
At World Energy, integrity, trust, accountability, personal responsibility, and transparency are some of our core values. We believe in the power of open disclosure and know the only way to build and strengthen our reputation and company is through honesty and trust. The goal of our executive officer compensation program is the same as our goal in operating our company — to create long-term value for our shareholders. We seek to develop a highly-motivated and collaborative workforce holding ourselves to the highest standards of ethical behavior and transparency. We welcome the opportunity to share this Compensation Discussion and Analysis (CD&A) with our shareholders. The Compensation Committee of our Board of Directors oversees our executive compensation program. In this role, the Compensation Committee reviews, sets and approves annually all compensation decisions relating to our named executive officers.
Objectives and Philosophy of Our Executive Compensation Program
The primary objectives of the Compensation Committee with respect to executive compensation are to:
•	attract, retain and motivate the best possible executive talent;
•	ensure executive compensation is aligned with our corporate strategies and business objectives;
•	minimize risk to the organization through a reward program tightly aligned to business achievement objectives;
•	promote the achievement of key strategic and financial performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and
•	align executives’ incentives with the creation of stockholder value.
To achieve these objectives, the Compensation Committee evaluates our executive compensation program with the goal of setting compensation at levels the committee believes are competitive with those of other companies in our industry and our region that compete with us for executive talent. In addition, our executive compensation program ties a substantial portion of each executive’s overall compensation to key strategic, financial and operational goals such as, establishment and maintenance of key strategic relationships, growth of our customer base, and financial and operational performance, as measured by metrics such as revenue and profitability. We also may provide a portion of our executive compensation in the form of stock options that vest over time, which we believe helps to retain our executives and aligns their interests with those of our stockholders by allowing them to participate in the longer term success of our company as reflected in stock price appreciation. As in prior years, given our CEO’s significant stockholdings, we did not grant any options to him this year. The focus with our other executive officers was to issue large stock option grants at their date of hire with vesting over several years as opposed to issuing new grants on a periodic basis.
We compete with many other companies for executive personnel. Accordingly, the Compensation Committee generally targets base salary and annual cash incentive bonuses for executives consistent with similarly situated executives of the companies in the peer group. Variations to this general target may occur as dictated by the experience level of the individual and market factors. Our executive officers received salary increases in 2008 based upon an analysis of peer data identified in our 2008 Compensation Discussion and Analysis, and reiterated below. Given external economic conditions in 2009, efforts to balance our successes with maintaining maximum shareholder value, and our desire to keep financial resources internal to the organization in a year of economic uncertainty, our executive officers did not receive a salary increase in 2009.
Process for Executive Compensation Determination
The Compensation Committee is responsible for developing and administering the compensation program for executive officers and other key employees. All Compensation Committee recommendations are submitted to the full Board (excluding the CEO) for final vote and approval.
The CEO, with the assistance of our Human Resources department, makes annual recommendations to the Compensation Committee regarding the salaries, cash incentive payments and equity grants for key employees, including all executive officers with the exception of the CEO whose salary is determined by the committee.
•	Salary increase recommendations are made after a compilation and review of executive compensation survey data and an evaluation of individual performance over the prior year.

•	Annual cash incentive payments are primarily determined by our financial performance and individual objectives as defined below.
Our typical process for evaluating executive compensation consists of the Compensation Committee being provided with comprehensive information and data on the elements of executive pay for officers and other key employees from peer companies as noted below. The peer groups chosen are those with revenue targets under $100mm, business focuses within the alternative/green energy industry or high-tech software space, and within geographic proximity to World Energy’s location. The Compensation Committee uses its judgment supported by facts and documentation in making compensation decisions that support our philosophy and objectives. As noted above, our executive compensation for 2009 did not change from 2008, however, below is fiscal year 2008 compensation information for peer companies that was reviewed by the Compensation Committee in an effort to stay up to date on peer company executive pay practices.

Peer Company	2008 Annual Revenue ($M)
Active Power, Inc.	$42.99
Comverge	$77.20
Enernoc	$101.00
Evergreen Solar	$58.90
Plug Power	$17.90
Components of our Executive Compensation Program
The primary elements of our executive compensation program contain some or all of the following:
•	base salary;
•	annual cash incentive bonuses;
•	equity awards;
•	insurance, retirement and other employee benefits; and
•	in some cases, severance.
We have not had any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, in the event we institute long- and short-term compensation targets, the Compensation Committee will determine what it believes to be the appropriate level and mix of the various compensation components. The Compensation Committee will utilize peer company data, where available, to assist its efforts to determine such compensation structure.
Base Salary
World Energy continues to believe that base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions at comparable companies. As noted above, 2009 salaries remained the same as that of 2008 at which time the Compensation Committee considered a variety of factors in determining 2008 base salaries. Those included levels of the individual’s responsibility, individual’s unique skills, base salaries at prior employment, and the availability of others in the market with similar skills, experience and abilities.

Base salaries are reviewed at least annually by our Compensation Committee, and are adjusted from time to time to realign salaries with market levels of our executive officers after taking into account individual responsibilities, performance and experience. No changes were made to base salaries in 2009.

Average Base Salaries from Peer Companies
CEO	$335,781
President/COO	$322,050
CFO	$218,883

World Energy 2009 Base Salaries
CEO	$250,000
President/COO	$235,000
CFO	$190,000
Our Human Resources department uses publicly available peer company executive pay information to assess the market competitiveness of our senior executives’ salaries. Typically, salary and bonus recommendations for consideration are made by the CEO and presented to the Compensation Committee and full Board for approval.
As noted above, our executives did not receive any base salary or bonus target increase in 2009.
Annual Cash Incentive Bonus
We have an annual cash incentive bonus plan for our executives. The annual cash incentive bonuses are intended to compensate for the achievement of both company strategic, operational and financial goals and individual performance objectives. Amounts payable under the annual cash incentive bonus plan are fixed dollar targets, with higher ranked executives typically being compensated at a higher dollar value. Bonus targets for 2009 were given equal weight in the bonus analysis. The corporate targets generally conform to the business plan approved by the Board relating to revenue, and income goals, as well as an individual strategic initiative such as securing a key strategic deal that results in materially altering the profile of the Company or attaining third party financing, if needed. Individual objectives may also be tied to the particular area of expertise of the employee and their performance in attaining those objectives relative to external forces, internal resources utilized and overall individual effort. The Compensation Committee approves the Company and individual performance goals for each executive, the weighting of various goals for each executive and the determination of potential bonus amounts based on achievement of those goals.
The Compensation Committee works with the Chief Executive Officer to develop corporate and individual goals that they believe can be reasonably achieved over the next year. To date, these have been task specific goals aligned with the Company’s business plan. We expect to continue to tie our executive bonuses to successful completion of our strategic initiatives and attaining corporate financial targets such as revenue and income. The committee anticipates that this model will evolve as the Company continues to grow.
For fiscal year 2009, bonus target parameters for our executive team were defined as follows:

2009 Corporate and Individual Bonus Targets	CEO	COO	CFO	SVP/Sales & Ops
Attain $16.47mm in revenue	$50,000	$41,667	$25,000	n/a
Not exceed $3.55mm in loss	$50,000	$41,667	$25,000	n/a
Achievement of strategic initiatives	$50,000	$41,667	$25,000	n/a
Total Annual Bonus Targets	$150,000	$125,000	$75,000	n/a

Cash incentive bonus participants are eligible for bonus payments ranging from 0% to 150% of their targets. The target bonus awards for 2009 for the named executive officers were: $150,000 for Mr. Domaleski, $125,000 for Mr. Adams, $75,000 for Mr. Parslow, and $100,000 for Mr. Alam. Mr. Alam was no longer with the Company at the time of bonus payments thus was ineligible for receipt of such bonus. Bonuses for 2009 were structured such that one-third of each executive’s bonus payment was tied to each particular target as noted above. Based upon an analysis by our Compensation Committee of the attainment of the above bonus target parameters for our three executive officers, and following a recommendation by our Chief Executive Officer with respect to our President & Chief Operating Officer and Chief Financial Officer, the Compensation Committee recommended and the Board approved the following 2009 bonus payments:

		Revenue	Income	Strategic
		Achievement	Achievement	Initiative
2009 Corporate and Individual		(0% of 1/3	(150% of 1/3	(100% of 1/3
Bonus Targets	Target	bonus)	bonus)	bonus)	2009 Bonus Payment
Chief Executive Officer	$150,000	$0	$75,000	$50,000	$125,000
President & Chief Operating Officer	$125,000	$0	$62,500	$41,667	$104,167
Chief Financial Officer	$75,000	$0	$37,500	$25,000	$62,500
SVP/Sales & Operations	n/a	n/a	n/a	n/a	n/a
The above payments were based upon achievement greater than 105% of the income target for 2009 resulting in 150% of bonus payment; 100% of strategic initiatives including securing investment capital, engaging in a strategic partnership leading to the roll-out of a new Demand Response product, initiating a new strategic channel partner relationship, and continued involvement on international green projects; and 0% attainment of revenue targets as defined for 2009.
The Compensation Committee reviewed the strategic objectives set forth for our three executive officers and determined that 100% of the strategic bonus targets were met. Both income and revenue targets are determined based upon achievement of no less than 91% of the identified goal with an upwards payment of 150% in the event of achieving 105% of target or greater. As noted in the chart above, no bonus payment was made attributable to revenue achievement, 150% relative to an operating loss much less than originally targeted, and 100% achievement of various corporate strategic efforts.
Equity Award
Our equity award program is the primary vehicle for offering long-term incentives to our President & Chief Operating Officer and Chief Financial Officer. We believe that equity grants provide executives with a strong link to our long-term performance, create an ownership culture, and help to align the interests of our executives and our stockholders. In addition, the vesting feature of our equity grants is intended to further our goal of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period. In determining the size of equity grants to our executives, our Compensation Committee considers comparable share ownership of executives in our compensation peer group, our company-level performance, the applicable executive’s performance, the amount of equity previously awarded to the executive, recommendations of the Chief Executive Officer, and suggested grant levels as defined in our annual long-term incentive stock grant program.
Equity awards to new executives are made in the form of stock options. In 2009, we made an annual equity grant to our President & Chief Operating Officer and our Chief Financial Officer as part of their overall compensation program. The Chief Executive Officer recommended and the Board approved a 2009 grant of 50,000 options to Mr. Adams and 20,000 options to Mr. Parslow in an effort to align their total compensation package with that of other peers and provide additional retention benefits through such grants and related vesting periods. This grant and all grants of options or restricted stock to our executives are initially approved by the Compensation Committee and further approved by the entire Board.
The Compensation Committee reviews all components of the executive’s compensation when determining annual equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives. We intend that the annual aggregate value of these awards will be set near median levels for companies in our compensation peer group. Typically, any new stock we grant to our executives vest at a rate of 25% per year over the first four years of the seven-year option term. Vesting ceases upon termination of employment. Exercise rights cease shortly after termination of employment except in the case of death or disability.
We do not currently have a policy to grant awards annually to our executive team, although the Compensation Committee and Board may adopt such a policy in the future. We set the exercise price of all stock options equal to the greater of the current day’s closing price of our common stock on the Toronto Stock Exchange or the weighted average closing price of our stock over the five previous trading days on the Toronto Stock Exchange, or another stock exchange on which the majority of the trading volume and value of the common stock occurs for the five trading days immediately preceding the date on which the option is granted.

Benefits and Other Compensation
We maintain broad-based benefits that are provided to all employees, including medical and dental insurance, life and disability insurance, a 401(k) plan, and a Flexible Spending Account. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. The 401(k) Plan has a Company contribution provision, which is subject to the Board’s discretion. To date, no Company contributions have been made to the Plan. The below table sets forth our general benefit package.

Benefit or Perquisite	All Full-Time Employees	Named Executive Officers
Automobile Allowance	Not Offered	Not Offered
Deferred Compensation Plan	Not Offered	Not Offered
Employee Stock Purchase Plan	Not Offered	Not Offered
Health Insurance	x	x
Life Insurance	x	x
Long-Term Disability	x	x
Paid Time-Off	x	x
Retirement Savings Plan	x	x
Short-Term Disability	x	x
Tax Planning and Preparation	Not Offered	Not Offered
Flexible Spending Account	x	x
Employment Agreements and Potential Payments Upon Termination or Change in Control
We have entered into employment agreements with certain of the named executive officers certain material terms of which are summarized below.
Pursuant to a letter of offer for employment with Mr. Adams, effective as of October 1, 2003, Mr. Adams is to be paid a monthly base salary, subject to adjustments from time to time, and is eligible to participate in all bonus and benefit programs including the stock option plan. Mr. Adams was also granted incentive stock options exercisable to purchase 125,000 shares of common stock. In the event that Mr. Adams’ employment is terminated by us for reasons other than for cause, he is entitled to receive a severance package of six months’ salary at his then current rate of pay. Based on Mr. Adams’ current annual salary of $235,000, this severance would exceed $100,000. Mr. Adams has also entered into a non-competition and non-solicitation agreement with us, the terms of which are summarized below.
Pursuant to a letter of offer for employment with Mr. Parslow effective May 15, 2006, Mr. Parslow is to be paid a monthly base salary, and is eligible to participate in all bonus and benefit programs. Upon hire, Mr. Parslow was also granted incentive and non-statutory stock options exercisable to purchase up to 45,000 shares of common stock. Mr. Parslow has also entered into a non-competition and non-solicitation agreement, the terms of which are summarized below.
Pursuant to a letter of offer for employment with Mr. Alam, effective as of May 17, 2007, Mr. Alam was paid a monthly base salary, subject to adjustments from time to time, and was eligible to participate in all bonus and benefit programs including the stock option plan. Mr. Alam was also granted non-statutory stock options exercisable to purchase 60,000 shares of common stock. Mr. Alam’s employment was terminated in August of 2009. Pursuant to his offer of employment, Mr. Alam received four of the six months severance in 2009 with the remaining severance paid in 2010. Mr. Alam’s non-competition and non-solicitation agreement was for a period of time to coincide with his severance payment, thus lasting for six months.
The non-competition and non-solicitation agreement for each of Messrs. Adams and Parslow provides that for a period of one year following the termination or cessation of employment with us, the employee will not (i) engage in a business that competes with our business; (ii) directly or indirectly solicit any of our employees; or (iii) directly or indirectly solicit, hire or engage as an independent contractor any person who was employed by us during the employee’s term of employment with us.
We do not currently have an employment agreement with our CEO. The CEO’s compensation is determined by the Compensation Committee of the Board which considers a variety of factors described in the Compensation Discussion and Analysis section above. We believe that the CEO’s significant shareholdings align the interests of the CEO with those of the Company as a whole.

Impact of Regulatory Requirements
Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1 million paid in any taxable year to our chief executive officer and certain other highly compensated executive officers. However, certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of World Energy and its stockholders after taking into consideration changing business conditions and the performance of its employees. The Compensation Committee expects that the majority of compensation paid to our executive officers will be tax deductible to us.
EXECUTIVE OFFICERS
The following table sets forth, as of December 31, 2009, the names, ages, positions held with us and principal occupations and business experience for at least the last five years of each of our executive officers.

		Position with the	Principal
Name	Age	Company	Occupation
Richard Domaleski	40	Director and Chief Executive Officer	Chief Executive Officer of the Company
Philip Adams	51	President and Chief Operating Officer	President and Chief Operating Officer of the Company
James Parslow	44	Chief Financial Officer, Treasurer and Secretary	Chief Financial Officer, Treasurer and Secretary of the Company
Richard Domaleski. (Please see “Information as to Directors”).
Philip Adams. Mr. Adams has served as our President since October 2007 and Chief Operating Officer since October 2003, and oversees our corporate strategy, operations, marketing, direct and channel sales, finance, IT, and human resources functions. Prior to joining us, from September 2001 to October 2003, Mr. Adams was a principal of Go2 Market Momentum, LLC, a consulting firm to emerging companies. Prior to that, Mr. Adams was a senior executive at software and internet companies including Exchange Applications, Inc., Pegasystems, Inc., Corporate Software, Inc., Rowe Communications, Inc., and PC Connection, Inc. Mr. Adams also worked as a strategy consultant at Corporate Decisions, Inc., a company subsequently acquired by Mercer Consulting Inc.
James Parslow. Mr. Parslow joined the Company in May 2006 and serves as our Chief Financial Officer, Treasurer and Secretary. Mr. Parslow is a Certified Public Accountant in Massachusetts with over 20 years experience serving private and public companies in the alternative energy, biomedical products and services, online auction services and high technology manufacturing industries. Since April 2004 until joining us in 2006, Mr. Parslow was the Chief Financial Officer and Treasurer for Spire Corporation. Prior to joining Spire, Mr. Parslow was an independent financial consultant from January 2003 to March 2004. Prior to that, Mr. Parslow served as a senior financial officer at high technology, alternative energy, manufacturing and internet companies, including Fairmarket, Inc. (now Dynabazaar, Inc.) and two former public subsidiaries of Thermo Electron Corporation: Thermo Power Corporation and Thermo Ecotek Corporation.

EXECUTIVE COMPENSATION
Compensation Summary
The following table contains information with respect to the compensation earned for the fiscal year ended December 31, 2009 of the individuals who served as our principal executive officer and principal financial officer in 2009 and our only other executive officers during the fiscal year ended December 31, 2009. Such persons are referred to as our named executive officers.
SUMMARY COMPENSATION TABLE

Name and					Stock	Option	All Other
Principal		Salary	Bonus		Awards	Awards	Compensation		Total
Position	Year	($)	($)		($)	($)(1)	($)		($)
Richard Domaleski	2009	250,000	125,000		—	—	—		375,000
Chief Executive Officer	2008	250,000	112,500		—	—	—		362,500
	2007	212,500	125,000		—	—	—		337,500

Philip Adams	2009	235,000	104,167		—	125,134	—		464,301
President & Chief	2008	235,000	93,750		—	—	—		328,750
Operating Officer	2007	212,500	100,000		—	—	—		312,500

James Parslow	2009	190,000	62,500		—	50,053	102		302,655
Chief Financial Officer	2008	190,000	56,250	(3)	—	14,536	101		260,887
	2007	175,000	85,000		—	92,511	—		352,511

Eric Alam(2)	2009	134,989	—		—	—	86,539	(4)	286,888
Senior Vice President,	2008	223,558	90,000	(3)	75,331	48,454	101		437,444
Sales & Operations	2007	132,505	75,000		—	370,045	20,000	(5)	597,550

(1)	The amounts shown in this column reflect the aggregate fair date value, computed in accordance with FASB ASC Topic 718, for awards granted during the applicable year. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 2 to our audited consolidated financial statements for the year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on March 3, 2010.

(2)	Mr. Alam joined us as our Senior Vice President, Marketing in May 2007, became Senior Vice President, Sales & Operations in February 2008, and left the Company in August 2009. His annualized base salary in 2007 was $212,500.

(3)	Each of the named executive officers was provided the irrevocable option, at his sole election, to be compensated for all or a portion of their respective annual bonus in an equivalent dollar value of shares of common stock in lieu of cash. Both Mr. Parslow and Mr. Alam elected this option for a portion of their bonuses. On January 22, 2009, Mr. Parslow received 12,391 shares of common stock of the Company at $3.40 per share which represents 75% of his 2008 bonus total. On January 22, 2009, Mr. Alam received 4,406 shares of common stock of the Company at $3.40 per share which represents approximately 17% of his 2008 bonus total.

(4)	This amount reflects severance paid to Mr. Alam in accordance with his employment agreement with the Company.

(5)	Mr. Alam received a sign-on bonus upon his joining the Company.

Grants of Plan-Based Awards
The following table shows information concerning grants of plan-based awards made during 2009 to the named executive officers.
2009 GRANTS OF PLAN-BASED AWARDS

		Option Awards: Number		Exercise or Base Price
		of Securities Underlying		of Option Awards	Grant Date Fair Value of Stock
Name	Grant Date	Options (#)		($ per share)	and Option Awards (1)
Richard Domaleski	—	—		—	—
Philip Adams	12/11/09	50,000	(2)	3.17	125,134
James Parslow	12/11/09	20,000	(2)	3.17	50,053
Eric Alam	—	—		—	—

(1)	The amounts shown in this column represent the grant date fair value of each option award as determined in accordance with guidance from the FASB.

(2)	Granted under the 2006 Stock Option Plan. The options vest as to one-fourth of the total on the first anniversary of the grant date and vest quarterly thereafter over the next three years. The options are subject to Mr. Adam’s and Mr. Parslow’s continued employment and terminate seven years after the grant date. All options were granted at the fair market value on the date of grant as determined pursuant to the terms of the 2006 Stock Option Plan.
Outstanding Equity Awards at Fiscal Year-End
The following table shows information regarding unexercised stock options held by the named executive officers as of December 31, 2009.
2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards
		Number of Securities	Number of Securities
		Underlying Unexercised	Underlying Unexercised		Option
		Options	Options		Exercise	Option
	Grant	(#)	(#)		Price	Expiration
Name	Date	Exercisable	Unexercisable		($)	Date
Richard Domaleski	—	—	—		—	—

Philip Adams	10/01/03	40,000	—		0.25	10/1/10
	12/11/09	—	50,000	(1)	3.17	12/11/16

James Parslow	07/31/06	36,565	8,435	(1)	9.50	7/31/13
	05/17/07	9,377	5,623	(1)	13.40	5/17/14
	12/5/08	3,000	9,000	(1)	2.00	12/5/15
	12/11/09	—	20,000	(1)	3.17	12/11/16

Eric Alam	—	—	—		—	—

(1)	The options vest as to one-fourth of the total on the first anniversary of the grant date and vest quarterly thereafter over the next 3 years.

Option Exercises and Stock Vested
OPTION EXERCISES AND STOCK VESTED

	Option Awards		Vesting Shares
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
Richard Domaleski	0	—	0	—
Philip Adams	45,000	143,340	0	—
James Parslow	0	—	0	—
Eric Alam	0	—	10,000	29,370
Mr. Adams exercised 45,000 of his stock options in 2009.
Compensation Committee Interlocks and Insider Participation
During 2009, none of the directors who served as members of the Compensation Committee was an executive officer or employee of the Company during the time that he served on the Compensation Committee.
None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for the 2010 Annual Meeting of Stockholders.
The Compensation Committee
Thad Wolfe, Chairman
Edward Libbey
John Wellard
Audit Committee Report
The Audit Committee reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2009 with our management. The Committee discussed and reviewed with UHY, LLP (“UHY”) all communications required by generally accepted auditing standards and SEC regulations, including those described in Statement on Auditing Standard No. 61, as amended (Communications with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T and, with and without management present, discussed and reviewed the results of UHY’s audit of the financial statements and internal control over financial reporting. The Audit Committee received from UHY the written disclosures and letter from UHY required by applicable requirements of the Public Company Accounting Oversight Board regarding UHY’s communications with the Audit Committee concerning independence and discussed with UHY the matters disclosed in this letter and their independence. The Audit Committee also considered whether UHY’s provision of other, non-audit related services to us is compatible with maintaining their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009.
The Audit Committee
John Wellard, Chairman
Thad Wolfe
Edward Libbey
Policies and Procedures for Related Person Transactions
Any transaction, arrangement or relationship in which World Energy is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest is subject to review and approval by the Audit Committee of our Board.
Such review and approval will, whenever practicable, occur prior to entry into the transaction. A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. The committee may approve or ratify a transaction only if the committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with the best interests of World Energy. The committee may impose any conditions on the related person transaction that it deems appropriate.

Equity Compensation Plan Information
The following table provides information, as of December 31, 2009, concerning securities authorized for issuance under all of our equity compensation plans:

(c)
	(a)			Number of securities
	Number of securities		(b)	remaining available for
	to be issued upon		Weighted-average	future issuance under equity
	exercise of		exercise price of	compensation plans
	outstanding options,		outstanding options,	(excluding
Plan Category	warrants and rights		warrants and rights(2)	securities in Column (a))

Equity compensation plans approved by security holders	659,888	(1)	$3.73	309,314

Equity compensation plans not approved by security holders	—		—	—

Total	659,888		$3.73	309,314	(3)(4)

(1)	Represents shares of common stock issuable on exercise of options under the following equity compensation plans: 2003 Stock Incentive Plan and the 2006 Stock Incentive Plan. 304,731 shares of common stock (approximately 3.4% of the total issued and outstanding common stock) relate to options under the 2003 Stock Incentive Plan. 355,157 shares of common stock (approximately 4.0% of the total issued and outstanding common stock) relate to options under the 2006 Stock Incentive Plan.

(2)	This column reflects the weighted average exercise price of outstanding options and compensatory warrants.

(3)	There are currently no shares available for grant under the 2003 Stock Incentive Plan.

(4)	Our 2006 Stock Incentive Plan also provides for the issuance of restricted stock and other stock-based awards.
As of April 1, 2010, there were stock options issued and outstanding to purchase 264,731 and 356,280 shares of common stock under the 2003 and 2006 Stock Incentive Plans, respectively, and unvested restricted stock grants representing 29,315 shares of common stock under the 2006 Stock Incentive Plan.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s outstanding common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock. These persons are required by SEC regulation to furnish the Company with copies of all such reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers and directors and beneficial owners of more than 10% of the Company’s stock, have been complied with for the period which this Form 10-K relates, except that Dr. Libbey, Mr. Wellard and Mr. Wolfe each filed one report one day late with respect to one transaction each and Mr. Domaleski filed one report 52 days late with respect to one transaction.

PROPOSAL 2
TO AMEND THE CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK
Our Board of Directors has approved, and is seeking stockholder approval of, an amendment to our Certificate of Incorporation to implement an increase in the number of shares of authorized common stock, $0.0001 par value, from 15,000,000 shares to 30,000,000 shares in substantially the form set forth as Appendix A to this proxy statement. If the amendment is approved by our stockholders, it will become effective upon the filing of an amendment to our Certificate of Incorporation, which filing is expected to occur promptly after stockholder approval of this proposal. The text of Appendix A remains subject to modification to include such changes as may be required by the Secretary of State of the State of Delaware and as the Board deems necessary or advisable to implement the increase in our authorized shares.
Purpose and Effect of the Increase in Authorized Shares
We believe it is in the best interests of our stockholders to increase our authorized shares of common stock so that we can efficiently continue to grow our operations. An increase in the authorized number of shares of common stock will enable us to take advantage of various potential business opportunities through the issuance of our securities, including, without limitation, issuing stock dividends to existing stockholders, providing equity incentives to employees, officers or directors, establishing certain strategic relationships with other companies, issuing securities for the purpose of raising capital and expanding our business through acquisitions.
The Board of Directors believes there are insufficient shares of common stock available to meet our needs for the future. Increasing our authorized shares will create new shares that can be used when the Board believes it is in the best interests of the stockholders to do so. Increasing the authorized common stock will not have any immediate effect on the rights of existing stockholders. If the increase in the authorized number of shares of common stock is approved by our stockholders, the Board does not intend to solicit further stockholder approval prior to issuing any additional shares of common stock, except as may be required by applicable law or the rules of any securities exchange upon which our common stock may then be listed.
We are currently authorized to issue up to 15,000,000 shares of common stock and 5,000,000 shares of preferred stock. 10,042,699 of our authorized shares are either issued and outstanding or reserved for issuance. As of April 1, 2010, 9,049,157 shares of our common stock are issued and outstanding. An additional 993,542 shares of common stock have been reserved for issuanceunder our 2003 and 2006 Stock Incentive Plans. We do not have any shares of preferred stock outstanding.
Shares of common stock issued in the future will not reduce the number of shares held by existing stockholders, but will decrease the percentage equity ownership represented by each individual share. Holders of our common stock have no preemptive rights and we have there are no plans to grant such rights. We have no current plans, arrangements or understandings related to the issuance of any of the newly authorized shares.
It is possible that a subsequent issuance of these shares could have the effect of delaying or preventing a change in control of the Company. Shares of authorized and unissued common stock could, within the limits imposed by applicable law, be issued in one or more transactions that would make a change in control of the Company more difficult, and therefore, less likely. Issuances of additional shares of our stock could dilute the earnings per share and book value per share of our outstanding common stock and dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. While it may be deemed to have potential anti-takeover effects, the proposal to increase the authorized common stock is not prompted by any specific effort of which we are aware to accumulate shares of our common stock or obtain control of the Company.
The additional shares of common stock to be authorized pursuant to the proposed amendment will be of the same class of common stock as is currently authorized under our Certificate of Incorporation.

No Appraisal Rights
Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to the proposed amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock, and we will not independently provide stockholders with any such rights.
Vote Required and Board of Directors’ Recommendation
The presence, in person or represented by proxy, and affirmative vote at the Annual Meeting of a majority of the outstanding shares of our common stock entitled to vote on this proposal is required for approval of this proposal. Abstentions will have the effect of a vote against the proposal, and broker non-votes will not be counted as a vote in favor of or a vote against the proposal. If you sign and submit your proxy card without properly marking your voting instructions, your shares will be voted “FOR” this proposal.
The Board of Directors unanimously recommends a vote “FOR” approval of this proposal to allow for an amendment of our Certificate of Incorporation to increase the number of authorized shares of common stock to 30,000,000 shares.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS
As of the date of this proxy statement, the Company has not selected its independent registered public accounting firm for 2010. The Company has been notified by UHY that the firm signed a definitive contract with Marcum LLP (“Marcum”) to sell UHY’s New England practice to Marcum in a deal expected to close, subject to satisfaction of certain conditions, in April 2010. As a result, the Company is deferring the appointment of its auditing firm for fiscal year 2010 pending finalization of this sale. We expect this appointment or recommendation to be resolved prior to our annual meeting.
We do expect that representatives of UHY will be present at the annual meeting. They will be given the opportunity to make a statement if they desire to do so and will also be available to respond to questions from stockholders.
During 2009, UHY provided various audit, audit-related and tax services to us. The Audit Committee has adopted policies and procedures which require the Audit Committee to pre-approve all audit and non-audit services performed by UHY in order to assure that the provision of such services does not impair UHY’s independence. The term of any pre-approval is twelve months from the date of pre-approval, unless the Audit Committee specifically provides for a different period, and the Audit Committee sets specific limits on the amount of each such service we obtain from UHY.
The aggregate fees incurred for professional services by UHY in 2008 and 2009 for audit, audit-related, tax and non-audit services were:

Type of Fees	2008	2009

Audit Fees:	$209,935	$159,430
Audit-Related Fees:	8,500	8,000
Tax Fees:	22,800	19,500
All Other Fees:	—	—

Total:	$241,235	$186,930
Audit fees include fees we paid UHY for professional services for the audit of our annual financial statements for both 2008 and 2009 and audit of the effectiveness of our internal controls over financial reporting for 2008 included in our annual report on Form 10-K, review of financial statements included in our quarterly reports on Form 10-Q, and for services that are normally provided in connection with statutory and regulatory filings or engagements, such as comfort letters and consents. Audit related fees include services rendered for accounting and tax consultation. Tax fees include fees for tax compliance and tax advice. There were no other professional services rendered by UHY in 2008 or 2009.
UHY acts as our principal independent registered public accounting firm. Through and as of March 3, 2010 UHY had a continuing relationship with UHY Advisors, Inc. (“Advisors”) from which it leased auditing staff who were full time, permanent employees of Advisors and through which UHY’s partners provide non-audit services. UHY has only a few full time employees. Therefore, few, if any, of the audit services performed were provided by permanent full-time employees of UHY. UHY manages and supervises the audit services and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or telephone number: World Energy Solutions, Inc., 446 Main Street, Worcester, MA 01608, Attention: Carolyn Oldenburg, General Counsel, (508) 459-8100. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to be held on May 20, 2010
The SEC has adopted new rules to allow proxy materials to be posted on the Internet and to provide only a Notice of Internet Availability of Proxy Materials to shareholders. For this proxy statement, the Company has chosen to follow the SEC’s full set delivery option and we are mailing a full set of our proxy materials to the Company’s shareholders. As required by the new rules, we also are posting this Proxy Statement and our Annual Report on Form 10-K online. The Proxy materials are available at www.edocumentview.com/xwe. Meeting directions are available by calling our corporate headquarters at (508) 459-8100.
STOCKHOLDER PROPOSALS
In order for any stockholder proposal to be included in the proxy statement for our 2011 Annual Meeting of Stockholders, such proposal must be received at our principal executive offices, 446 Main Street, Worcester, MA 01608, Attention: James Parslow, Secretary, not later than January 19, 2011 and must satisfy certain rules of the SEC.
Nominations and proposals of stockholders (other than proposals made in accordance with Rule 14a-8 of the Securities Exchange Act of 1934) may also be submitted to us for consideration at the 2011 Annual Meeting if certain conditions set forth in our bylaws are satisfied. Such nominations (and other stockholder proposals) must be received in writing by us not less than 90 days nor more than 120 days prior to the first anniversary of the 2011 Annual Meeting, which dates will be February 20, 2011 and January 21, 2011, respectively. If the date of the 2011 Annual Meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2011 Annual Meeting, nominations or other proposals must be received not earlier than the 120th day prior to the 2011 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2011 Annual Meeting and the 10th day following the day on which notice of the 2011 Annual Meeting was mailed or public disclosure of the date of 2011 Annual Meeting was made, whichever occurs first. To submit a nomination or other proposal, a stockholder should send the nominee’s name or proposal and appropriate supporting information required by our bylaws to the attention of our Secretary at the address provided above.

Appendix A
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
WORLD ENERGY SOLUTIONS, INC.
Pursuant to Section 242 of the
General Corporation Law of the State of Delaware
World Energy Solutions, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:
A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED:	That the third paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, be and hereby is deleted in its entirety and the following is inserted in lieu thereof:
The total number of shares of all classes of stock which the Corporation shall have authority to issue is 35,000,000 shares, consisting of (i) 30,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).”
IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its President this       day of      , 2010.

World Energy Solutions, Inc.
By:
President

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the nominees listed and FOR Proposal 2.

1.	ELECTION OF DIRECTORS:	For	Withhold		For	Withhold	+

	01 - Thad Wolfe	☐	☐	02 - Patrick Bischoff	☐	☐

		For	Against	Abstain

2.	TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK FROM 15,000,000 TO 30,000,000	☐	☐	☐

B Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereof the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.
IMPORTANT — PLEASE SIGN AND RETURN THIS PROXY PROMPTLY. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /
<STOCK#>                016ETB

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — World Energy Solutions, Inc.

For the Annual Meeting of the Stockholders of World Energy Solutions, Inc.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned, revoking all prior proxies, hereby appoint(s) Philip Adams and Jacqueline Merl, and each of them, as proxies of the undersigned (with full power of substitution in them and each of them) to attend and represent the undersigned at the Annual Meeting of Stockholders of World Energy Solutions, Inc. (the “Company”) to be held at The Hilton Garden Inn, 35 Major Taylor Boulevard, Worcester, Massachusetts 01608 on May 20, 2010, at 10:00 a.m., and any adjourned sessions thereof, and there to act and vote as indicated, upon all matters referred to on the reverse side and described in the proxy statement relating to the annual meeting, all shares of Common Stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess, if personally present at the meeting and at any adjourned sessions thereof. Each of the following matters is being proposed by the Board of Directors of the Company.
IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.
This proxy will be voted in accordance with any directions herein given. If no direction is given, this proxy will be voted “FOR” all director nominees and proposal 2.
(Continued and to be signed on the reverse side)